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                                                                    Exhibit (d)7

            Amendment No. 4 to the Investment Management Agreement
               between John Hancock Variable Series Trust I and
                     John Hancock Life Insurance Company
               (formerly "John Hancock Life Insurance Company")

Reference is made to that certain Investment Management Agreement dated as of April 12, 1988, by and between John Hancock Variable Series Trust I and John Hancock Life Insurance Company, as amended (the "Agreement").

The parties agree to amend the Agreement as follows:

1. The phrase "John Hancock Life Insurance Mutual Company" and "JHMLICO" are deleted wherever shown and the phrases "John Hancock Life Insurance Company" and "JHLICO" are respectively inserted in their place.

2. Subsection (a) of Section 5 of the Agreement, entitled "Investment Advisory Fee and Expense Limitation," is deleted and the following inserted in its place:

         (a)      For the Real Estate Equity Fund (formerly "Real Estate
                  Portfolio"):

                 (i) 1.10% on an annual basis of the first $50,000,000 of the current net assets of such Portfolio;

                 (ii) 1.00% on an annual basis of that portion of the current net assets of such Portfolio in excess of $50,000,000 and not over $100,000,000;

                 (iii) 0.90% on an annual basis of that portion of the current net assets of such Portfolio in excess of $100,000,000 and not over $200,000,000;

                 (iv) 0.80% on an annual basis of that portion of the current net assets of such Portfolio in excess of $200,000,000.

3. The phrase "Real Estate Portfolio" is deleted wherever else shown in the Agreement, and the phrase "Real Estate Equity Fund" is inserted in its place.

All other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and to take effect as of November 1, 2000.

ATTEST:                             JOHN HANCOCK VARIABLE SERIES TRUST I


_______________________             By:  /s/ Michele G. Van Leer
                                    Title: Chairman and Chief Executive Officer

ATTEST:                             JOHN HANCOCK LIFE INSURANCE COMPANY


_______________________             By:  /s/ Robert R. Reitano
                                    Title: Senior Vice President and
                                    Chief Investment Strategist